Exhibit 8(n)

FORM OF MASTER FUND SERVICES AGREEMENT

This agreement, dated February     , 2017 (this “Agreement”), is between JPMORGAN CHASE BANK, N.A. with a place of business at 383 Madison Avenue, Floor 11, New York, New York 10179 (“J.P. Morgan”), each of the investment companies listed on Annex B to this Agreement (each a “Customer”), on behalf of itself and each of its series listed under its name on Annex B (each, a “Fund”), as applicable, severally and not jointly, with a place of business at 55 East 52nd Street, New York, New York 10055. Although J.P. Morgan and each Customer have executed this Agreement in the form of a master agreement for administrative convenience, except as expressly provided in this Agreement, this Agreement shall create a separate Agreement for each Customer and Fund as though J.P. Morgan had executed a separate Agreement with that Customer and Fund. No rights, responsibilities, or Liabilities of any Customer or Fund shall be attributed to any other Customer or Fund.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties

(a)	The Customer is an open-end management investment company registered under the Investment Company Act of 1940, with the purpose of investment of each Fund’s assets in certain types of securities and instruments, as more fully described in the Fund’s Registration Statement, as amended from time to time.

(b)	This Agreement sets out the terms on which J.P. Morgan will provide Accounting and NAV Calculation Services, Fund Administration Services and OTC Derivative Administration Services, as applicable to the Funds. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

(c)	The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in connection with the services under this Agreement.

(d)	The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2	Definitions; Interpretation

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Accounting and NAV Calculation Services” means the services described in Schedule 1 Accounting and NAV Calculation Services in.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means with respect to a person an entity controlling, controlled by, or under common control with, that person.

“Applicable Law” means any applicable statute (including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”)), treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Articles” means the articles of incorporation or deed of trust, etc. of the Customer, as amended from time to time.

“Authorized Data Sources” means Third-Party Providers acting as sources of data and information used by J.P. Morgan for the provision of the Combined Services, including sources of securities prices, currency exchange rates, interest rates, corporate actions, income and tax data, credit ratings and other market data and information.

“Authorized Person” means any person who has been designated by written notice from the Customer (or by any agent designated by the Customer, including, without limitation, the Investment Adviser) to act on behalf of the Customer or the Funds under this Agreement and any person who has been given an access code by a security administrator appointed by the Customer which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person. Any reference in this Agreement to an Instruction being delivered by the Customer must be delivered by an Authorized Person.

“BCP” has the meaning set forth in Section 9.1(a).

“Board” means the board of directors and/or trustees of the Customer.

“BlackRock” means BlackRock, Inc.

“BlackRock Regional Program Manager” means an individual designated (by written notice to J.P. Morgan) from time to time by the Customer.

“Change” has the meaning given in Section 6.2.

“Change Control Process” means the process set out in Section 6.2.

“Change Request” has the meaning given in Section 6.2.

“Combined Services” means the Services and the services provided under the Global Custody Agreement.

“Commercially Reasonable Efforts” means acting in a determined, prudent and reasonable manner to perform its obligations.

“Confidential Information” has the meaning set forth in Section 9.1(a) for Combined Services.

“Core Services” means the review, oversight and final sign-off of the following:

(a)	NAV Oversight / Fund Events

(b)	Accounting Control

(c)	Fund Administration / Regulatory Reporting

(d)	Operational Service Delivery

(e)	Pricing

“Customer Data” has the meaning set forth in Section 10.1 of this Agreement.

“Data Security Breach” has the meaning set forth in Section 10.3(a).

“Federal Funds” means excess reserves deposited into regional Federal Reserve banks by commercial banks and other financial institutions and then lent for short duration to other market participants with insufficient cash, as that term is typically understood in the finance industry.

“Fees” means the fees described in Section 4.1, to be paid by the Customer to J.P. Morgan for the Services.

“Force Majeure Event” has the meaning set forth in Section 7.2(a) of this Agreement.

“Fund Administration Services” means the services described in Schedule 2 Fund Administration Services.

“Global Custody Agreement” means the Global Custody Agreement, dated as of the date of this Agreement, between J.P. Morgan and the Customer, as the same may be amended, modified or supplemented from time to time.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan believes in good faith to have been given by an Authorized Person, unless J.P. Morgan is breaching J.P. Morgan’s Standard of Care. Processes relating to Instructions shall be further described in Schedule 5.

“Intellectual Property” means any: (a) data, information and materials, designs, samples, specifications, schematics, processes and formulae, methodologies, ideas, techniques, outlines, lists, know-how, procedures, and trade secrets; (b) computer programs and other computer software (including without limitation, all source code), development tools and machine-readable texts and files; (c) literary work or other work of authorship, including compilations, databases, manuals, documentation, reports, drawings, schematics, blueprints, flow charts, charts, graphics, compilations, manuscripts, pictorial materials, research in progress, and all other written documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records; (d) domain names, algorithms, models and prototypes; and (e) confidential or proprietary information.

“Investment Adviser” means any person or entity appointed as investment adviser or manager of any of the Funds.

“J.P. Morgan Indemnitees” means J.P. Morgan and its nominees, directors, officers, employees and agents acting in the performance of the Combined Services.

“J.P. Morgan’s Standard of Care” has the meaning set forth in Section 7.1(a) of this Agreement.

“J.P. Morgan Technology” means (a) collectively, the systems and application software, middleware, communications links and other devices and technology, owned or controlled by J.P. Morgan and used in the performance of the Combined Services, and (b) J.P. Morgan Third-Party Technology.

“J.P. Morgan Third-Party Technology” means the hardware, systems and application software, middleware, communications links and other devices and technology owned or controlled by third parties and licensed to J.P. Morgan and that J.P. Morgan will use from time to time in the performance of the Combined Services.

“Key Performance Indicators” means the Service Levels that are designated as “critical service levels” in Schedule 4.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s income) or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements reasonably incurred), provided that fees due in accordance with this Agreement that are subject to bona fide dispute shall not be considered Liabilities until the completion of the process described in Section 6.15.

“Malicious Code” means any code, program, or sub-program whose known or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or interfere with the operation of the software, code, program, or sub-program, itself.

“OTC Derivative Administration Services” means the services described Schedule 3 OTC Derivative Administration.

“OTC Derivative Contract” means any contract of a type that J.P. Morgan, acting reasonably, determines to be an over-the-counter derivative.

“Processing” means any operation or set of operations which is performed upon Customer Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking or dispersed erasure, or destruction.

“Prospectus” means the prospectus of the applicable Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of the applicable Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

“SAI” means the statement of Additional Information of the applicable Fund as supplemented, updated or amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Security Principles” has the meaning set forth in Section 6.13(b).

“Security Procedure” means any security procedure to be followed by the Customer upon the issuance of an instruction and/or by J.P. Morgan upon the receipt of an instruction, so as to enable J.P. Morgan to verify that such instruction is authorized, as set forth in the operating procedures documentation in effect from time to time with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs, and may be updated by J.P. Morgan from time to time upon notice to the Customer, provided, however, that a Security Procedure may not be diminished without the prior written consent of the Customer. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions.

“Service Commencement Date” means the first date on which J.P. Morgan is entitled to accrue Fees under this Agreement.

“Service Level” means any of the quantitative performance standards set forth in Schedule 5, as agreed from time to time by the parties, to assess the performance of the Combined Services.

“Services” means the Accounting and NAV Calculation Services, Fund Administration Services and OTC Derivative Administration Services as specified in Schedules 1 to 3 to this Agreement.

“Service Level Credit” has the meaning given in Section 6.3.

“Service Level Default” means each instance of J.P. Morgan’s level of performance for a particular Key Performance Indicator failing to meet the applicable metric for the Measurement Period as specified in Schedule 4.

“Share Transaction” means a purchase, redemption, or exchange transaction of Shares.

“Shares” means the shares issued by the Customer or the Funds.

“Shareholder” means a holder of Shares.

“Subcontractor” means any person, other than an Affiliate of J.P. Morgan, to whom J.P. Morgan subcontracts the provision of any part of the Combined Services. “Subcontractor” does not include any Subcustodian or any entity referred to in Section 7.6 of the Global Custody Agreement.

“Subcustodian” has the meaning set forth in the Global Custody Agreement.

“Third-Party Provider” means any provider of services to the Customer (other than J.P. Morgan or a subcontractor or delegate), including, without limitation, any investment adviser or sub-adviser, custodian, distributor, dealer, transfer agent, administrator, accounting agent or fiduciary in respect thereof.

(b)	Interpretation

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)	Unless otherwise expressly stated to the contrary herein, references to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(iii)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine (and vice versa); use of the term “including” shall be deemed to mean “including but not limited” to, and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

(iv)	Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1	The Services

(a)	The Customer hereby appoints J.P. Morgan to act as administrator of and to provide the Services with respect to each of the Funds and J.P. Morgan agrees to act as administrator of and to provide the Services with respect to the Funds (subject to any limitations notified by the Customer to J.P. Morgan in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)	J.P. Morgan shall act as an agent of the Customer and/or the Funds solely with respect to the duties of J.P. Morgan described in this Agreement.

2.2	Scope of Services

Schedules 1 through 3 include all material elements of the Services. Nevertheless, any services that comprise a material part of the Services which (i) are not specifically described in those Schedules, and (ii) standard for the industry and understood given the scope of the Services and are subsequently identified during the first 18 months after the Service Commencement Date for the first Customer on-boarded under this Agreement shall be added to the applicable Schedule, effective at the time that they are added to that Schedule. Such additional services shall be identified, priced (to the extent material) and documented through the Change Control Process. There will be no additional charge to the Customer with regard to such services, provided that the incremental cost to J.P. Morgan of providing them is not material. The amount of the charge shall be agreed by the parties, acting reasonably, in writing.

2.3	No Duty to Monitor Compliance

Each party hereto acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever with any restriction or guideline imposed on any of the Funds or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to any of the Funds or the Investment Adviser, except as required by Applicable Law or expressly set forth in this Agreement and further, that the duties of J.P. Morgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of any of the Funds, the Investment Adviser, their respective delegates or any other person whatsoever with any such restrictions or guidelines.

2.4	No Responsibility for Tax Returns

Notwithstanding anything herein to the contrary, while J.P. Morgan shall provide the Customer with information regarding taxable events in the United States in relation to the Customer and/or the Funds, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders or the Funds except as expressly set forth in this Agreement.

2.5	Storage of Records

J.P. Morgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form and are permitted forms of record storage under Rule 31a-2 under the 1940 Act. Where any Authorized Person, including any Fund’s auditor, wishes to inspect such documents maintained by J.P. Morgan, J.P. Morgan shall provide legible documents, for the discharge of the Fund’s and its auditors’ legal and regulatory duties.

2.6	Compliance with Laws and Regulations

(a)	Generally.

(i)	J.P. Morgan will (i) review and comply with all Applicable Law in the United States and any other laws, rules, and regulations of governmental authorities having jurisdiction with respect to the provision of Services and (ii) subject, where applicable, to the Change Procedures, act in a manner not inconsistent with each Fund’s most recent Prospectus and SAI and resolutions of the Customer’s Board of Directors of which J.P. Morgan is informed by the Customer.

(ii)	J.P. Morgan shall obtain and maintain all necessary approvals, licenses, consents, permits or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by Applicable Law applicable to such party for: (A) the consummation of the transactions contemplated by this Agreement; and (B) the provision or receipt (as applicable) of the Services in compliance with all Applicable Law. Upon reasonable request therefor, each party will provide reasonable cooperation to the other party, at such other party’s expense, to obtain and maintain any such approvals.

(iii)	J.P. Morgan shall promptly notify the Customer of any change in Applicable Law of which it may become aware that it expects to have a material impact on the provision of the Services or the performance of J.P. Morgan’s obligations under this Agreement.

(iv)	The Customer shall comply (and cause the Funds to comply) with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services.

(b)	Non-Compliance.

(i)	If J.P. Morgan becomes aware that J.P. Morgan or a Subcontractor has committed a violation of any Applicable Law in the course of performing the Services or J.P. Morgan’s other obligations under this Agreement, J.P. Morgan will promptly (but in no circumstances more than 24 hours after J.P. Morgan becomes aware of such non-compliance) notify the Customer in writing. Unless such violation is caused by the Customer, J.P. Morgan shall promptly implement such Changes to the Services as may be necessary to correct such violation at J.P. Morgan’s sole cost and expense. If the violation is caused by the Customer, J.P. Morgan shall promptly implement such Changes to the Services at the Customer’s sole cost and expense, subject to the parties’ mutual agreement via the Change Procedures.

(ii)	If the Customer becomes aware of any non-compliance of J.P. Morgan or a Subcontractor with any Applicable Law and becomes aware that such non-compliance affects J.P. Morgan’s ability to perform its obligations under this Agreement, the Customer will promptly notify J.P. Morgan in writing.

2.7	Non-Exclusivity

J.P. Morgan acknowledges that, by issuing a notice of termination under Section 8.1 of this Agreement, the Customer has the right to engage other parties to provide a portion of the Services to any or all of the Funds. The Customer acknowledges that such an engagement may result in an adjustment of the fees payable to J.P. Morgan as provided in the separate fee agreement among the parties.

3.	INSTRUCTIONS

3.1	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)

The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. For the avoidance of doubt, however, the foregoing shall not affect J.P. Morgan’s obligation to perform a reasonableness review of data received from third parties as required under Section 7.4 of this Agreement or otherwise agreed by the parties, unless J.P. Morgan receives an Instruction specifically directing it not to do so. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan

Indemnitees as a result of any action or omission taken in accordance with any Instruction, provided that J.P. Morgan shall not be indemnified against or held harmless from any liability arising out of J.P. Morgan’s breach of J.P. Morgan’s Standard of Care in the manner in which it carries out such Instruction.

(b)	To the extent possible, Instructions to J.P. Morgan shall be sent via electronic instruction or trade information system acceptable to J.P. Morgan or via facsimile transmission. Where reasonably practicable, the Customer will use automated and electronic methods of sending Instructions.

(c)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation reasonably satisfactory to it. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification reasonably satisfactory to it, provided that such clarification or confirmation is sought in good faith and promptly upon receipt of the relevant Instruction.

3.2	Verification and Security Procedures.

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of its telephone communications.

3.3	Instructions Contrary to Law/Market Practice

J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to Applicable Law or market practice. J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify the Customer promptly and such notice will specify the reasons for its determination.

3.4	Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after the day on which the Instruction was received as referred to in schedule 5.

3.5	Electronic Access

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A Electronic Access.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

4.1	Fees and Expenses

The Customer will pay J.P. Morgan for the Services under this Agreement the fees as agreed upon in writing between the Customer and J.P. Morgan from time to time. In addition to the Fees provided for above, the Customer shall be responsible for the payment of all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Customer and/or any Fund which are incurred by J.P. Morgan, and any other customary or extraordinary expenses as specified in the agreement relating to fees. Invoices will be payable within sixty (60) days of the date of the receipt of the invoice. If the Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute.

5.	ADDITIONAL PROVISIONS

5.1	Representations of the Customer and J.P. Morgan

(a)	The Customer represents and warrants and covenants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, and (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into, and has taken all necessary corporate action to authorize the execution of, this Agreement.

5.2	Provision of Certain Information to J.P. Morgan and the Customer

(a)	The Customer shall promptly provide to J.P. Morgan such information about the Customer and its financial status as J.P. Morgan may reasonably request, including its current organizational documents and its current audited and unaudited financial statements, its Registration Statement and any contracts, or regulatory documents that relate to the services described in this Agreement.

(b)	Upon request, J.P. Morgan shall promptly provide the Customer such publicly available information about J.P. Morgan and its financial status as the Customer may reasonably request to assist the Customer in assessing the overall financial strength and viability of J.P. Morgan to perform its obligations under this Agreement and the Global Custody Agreement.

(c)	Each party may rely upon the above or the certification of such other facts as may be required to perform its obligations under this Agreement.

5.4	Intellectual Property Rights

Each party shall own all Intellectual Property such party developed prior to, or independently of, this Agreement. All proprietary interest, claim or rights in data of the Customer and its clients (“Customer Proprietary Information”) will be and remain the Customer’s sole property. J.P. Morgan may use Customer Proprietary Information only to provide the Combined Services and not for any other purpose. Upon termination or expiration of this Agreement, all Customer Proprietary Information related to this Agreement will be returned to the Customer, except as otherwise provided in this Agreement or to the extent necessary for J.P. Morgan to perform continuing obligations. J.P. Morgan will then destroy its own copies, and certify to the completion of such destruction in writing upon request from the Customer.

6.	CERTAIN PROVISIONS RELATING TO THE RELATIONSHIP BETWEEN THE CUSTOMER AND J.P. MORGAN

6.1	Evolution of Services

Throughout the term of this Agreement, J.P. Morgan will seek to improve the quality, efficiency and effectiveness of the Combined Services and to generally keep pace with technological advances. In this regard, J.P. Morgan will seek to identify best practice techniques, train its personnel in new techniques and technologies that are implemented by J.P. Morgan and to continue to make appropriate investments in the tools, infrastructure and other resources used to provide the Combined Services. J.P. Morgan and BlackRock will meet annually to conduct a formal review of the Combined Services, and how J.P. Morgan can assist BlackRock in supporting the Customer’s evolving business and competitive needs. Any agreed changes to the Combined Services or any service levels will be subject, where appropriate, to the Change Control Process.

6.2	Change Control

(a)	If after the successful migration of the Services to J.P. Morgan, either party wishes to propose any amendment or modification to, or variation of, the Combined Services (including the scope or details of the Combined Services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change.

(b)	Promptly following the receipt of a Change Request the parties shall follow the procedures included in Schedule 5 and agree whether to implement the Change Request, whether the Fees or other compensation of J.P. Morgan should be modified in light of the change to the Combined Services, and the basis upon which J.P. Morgan will be compensated for implementing the Change.

(c)	Regulatory Change.

(i)	If a change to Applicable Law requires a material change to the provision of any of the Combined Services, the parties shall follow the Change Control Process. J.P. Morgan shall bear its own costs with respect to implementing such a Change request except that in accordance with the Change Control Process set forth in this Agreement:

(A)	With the prior written agreement of the Customer as to the amount of the charge, J.P. Morgan shall be entitled to charge the Customer for any changes to software that has been developed or customized by J.P. Morgan for the Customer; and

(B)	With the prior written agreement of the Customer as to the amount of the charge, J.P. Morgan shall be entitled to charge the Customer for any changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects any of J.P. Morgan’s other customers, or which after reasonable consultation with J.P. Morgan, the Customer wishes J.P. Morgan to implement in a way different from that which J.P. Morgan reasonably intends to implement for its other customers.

(ii)	If the change in Applicable Law results in a material change to the Combined Services that materially increases J.P. Morgan’s costs or risk associated with provision of the Combined Services, in accordance with the Change Control Process, J.P. Morgan and the Customer shall agree to an appropriate increase in the Fees or other adjustment to the terms and conditions under which the applicable Combined Service is provided. The Customer and J.P. Morgan agree to negotiate in good faith in connection with any such increase in the Fees or adjustment to the terms and conditions. Notwithstanding the foregoing, J.P. Morgan agrees that any requested increase in Fees or other adjustments to the terms and conditions of this Agreement shall be, on a proportionate basis, less than or equal to the increase in Fees generally requested by J.P. Morgan of its customers for custodial and fund accounting services.

(iii)	To the extent that the delivery of the Combined Services can reasonably be expected to be impacted by such change, J.P. Morgan shall notify the Customer of the change to the Combined Services (collectively, “Changes to the Combined Services”) and the expected impact as soon as reasonably practicable. Subject to subsections (i) and (ii) above, J.P. Morgan shall promptly implement such Changes to the Combined Services as may be necessary to comply with any Applicable Law or changes in Applicable Law and, where practicable, shall use reasonable efforts to complete the implementation at least ninety (90) days prior to the deadline imposed by the governmental authority having jurisdiction thereof.

(d)	The process set out in this Section 6.2 shall be referred to herein as the “Change Control Process.”

6.3	Service Levels

(a)	Subject to the terms and conditions of this Agreement for the Combined Services, J.P. Morgan will perform its obligations to adhere to the Service Levels and Key Performance Indicators. The Service Levels shall be agreed by the Parties within ninety (90) days of the date of this Agreement and shall be set forth in Schedule 5, as that Schedule may be amended from time to time, and cause its third party providers to do likewise. In no event shall the Service Levels be lower than service levels that would be considered industry standard.

(b)	Where J.P. Morgan fails to meet any Key Performance Indicator, and not due to any of the circumstances set forth in Sections 7.2 or 7.4, J.P. Morgan shall pay the Customer a Service Credit if required by Schedule 4 (Key Performance Indicators).

(c)	Service Credits shall be recovered by the Customer as a credit against the next invoice for Charges or, if no such invoice is due, as a debt due from J.P. Morgan.

(d)	If J.P. Morgan fails to meet a Service Level, J.P. Morgan will perform a root cause analysis and take the other corrective actions set forth in Schedule 4.

6.4	Step-In Rights

(a)	BlackRock, acting on behalf of the Customer, may deliver a notice to J.P. Morgan implementing the rights set out in this Section 6.4 (a “Step-In Notice”) if: (i) J.P. Morgan has committed a material breach of the J.P. Morgan Standard of Care that calls into question J.P. Morgan’s ability to continue normal business operations with respect to the provision of the Combined Services, (ii) the existence of a Force Majeure Event prevents J.P. Morgan from providing a material portion of the Combined Services for a period longer than three (3) business days, (iii) the existence of a cyber-security incident that has had a material impact on the overall provision of the Combined Services for a period longer than three (3) business days, or (iv) the appointment of a conservator or receiver for J.P. Morgan, or the invocation by J.P. Morgan of its dissolution or wind-down plan required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other Applicable Law.

(b)	The Step-In Notice shall set out the nature of the event giving rise to the Step-In Notice, the impact or potential impact on the Customer’s compliance with its regulatory obligations or on the Customer’s operations, and the general steps BlackRock or the proposed Step-In Provider (as defined below) proposes to take to carry out its initial assessment under Section 6.4(c). J.P. Morgan shall respond in writing to the Step-In Notice promptly after receiving it indicating, where appropriate, an explanation of the reasons for the relevant event; and the steps that J.P. Morgan is taking to minimize the impact or potential impact on the Customer’s compliance with its regulatory obligations or on the Customer’s operations.

(c)	Upon delivering the Step-In Notice, BlackRock may carry out an initial assessment of the situation, taking into account J.P. Morgan’s response under Section 6.4(b). J.P. Morgan will meet promptly with the BlackRock representative carrying out that initial assessment (and in any event within 24 hours of being notified by BlackRock that such initial assessment is proposed to be carried out) to discuss the contents of the Step-In Notice and the events surrounding the event specified in that Step-In Notice. J.P. Morgan will give the Customer such information as BlackRock may reasonably request in order that the Customer is properly informed of the events specified in the Step-In Notice.

(d)	If the circumstances giving rise to the Step-In Notice still exist at the meeting referred to in Section 6.4(c), then BlackRock may itself provide, or may employ an agent to provide the Combined Services in question, in whole or in part, (BlackRock or the agent acting in this capacity referred to below as the “Step-In Provider”), subject to the following.

(i)	J.P. Morgan shall be entitled to control its premises, equipment, and any shared operational activities under which J.P. Morgan systems or personnel are processing transactions or information relating to customers of J.P. Morgan other than (or in addition to) the Customer;

(ii)	The Step-In Provider shall not have access to any J.P. Morgan systems or data center or to information that is confidential to customers of J.P. Morgan other than the Customer.

(iii)	J.P. Morgan shall allow the Step-In Provider to have reasonable access to data and information about each of the Customer’s accounts and to J.P. Morgan’s operations and operations facilities on a basis under which the Step-In Provider is not able to obtain access to information relating to other J.P. Morgan customers;

(iv)	J.P. Morgan shall provide access (subject to the limitations set forth in this Agreement) and information relating to the provision of the Combined Services to the extent reasonably requested by the Step-In Provider; and

(v)	J.P. Morgan shall make available relevant personnel to assist the Step-In Provider on the basis that such personnel will comply with the reasonable instructions of the Step-In Provider, to the extent the instructions do not unreasonably interfere with the processes under which services are provided to other J.P. Morgan customers or adversely affect the services provided to other J.P. Morgan customers. The Step-In Provider will, to the extent practicable, work within J.P. Morgan’s established management and reporting lines in giving directions to J.P. Morgan’s personnel (for example, working through J.P. Morgan’s personnel supervisors). J.P. Morgan will use Commercially Reasonable Efforts to ensure that J.P. Morgan or other qualified personnel will remain readily available on a continuous basis so that the Step-In Provider and the Customer shall continue to have access to the data and information necessary for the continued, uninterrupted provision of the Combined Services to the Customer.

(vi)	The Step-In Provider may not have any access to any premises, persons or materials of J.P. Morgan unless it has first entered into a commercially reasonable confidentiality agreement reasonably acceptable to both J.P. Morgan and the Step-In Provider in good faith, and J.P. Morgan, acting expeditiously, has completed its customary security and compliance processes relating to allowing third parties into its operations centers.

(e)	To the extent the Customer’s Step-In Notice is not as a result of the appointment of a conservator or receiver for J.P. Morgan, or the invocation by J.P. Morgan of its dissolution or wind-down plan required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, then BlackRock shall not engage any entity as a Step-In Provider which is a financial institution or Affiliate of a financial institution that is a provider of services which are similar to the Combined Services.

(f)	If BlackRock exercises the rights under this Section 6.4, the Customer shall continue to pay J.P. Morgan’s fees for the Combined Services for the period in which BlackRock has exercised its rights. J.P. Morgan shall reimburse the Customer for all reasonable out-of-pocket costs of the Customer (including the reasonable fees of any Step-In Provider) in providing any elements of the Combined Services for the period in which the Company has exercised its rights. In this regard, at the Customer’s discretion, the Customer may deduct from J.P. Morgan’s fees an amount agreed by the parties (acting reasonably) to be such reasonable out-of-pocket costs of the Customer in lieu of J.P. Morgan reimbursing the Customer for the same.

(g)	The rights under this Section 6.4 shall terminate, and the Step-In Provider shall cease to have access to J.P. Morgan’s premises and personnel, once J.P. Morgan is able to resume delivery and performance of the Combined Services in accordance with this Agreement. At that time, the Customer will cause the Step-In Provider to promptly return to J.P. Morgan or destroy any information provided by J.P. Morgan to the Step-In Provider which is not Confidential Information of the Customer, except to the extent provided in the confidentiality agreement entered into between J.P. Morgan and the Step-In Provider.

6.5	Business Continuity and Disaster Recovery

J.P. Morgan will develop, maintain and regularly test a business continuity plan (“BCP”) that is designed to provide reasonable assurances regarding the continued operation of the Combined Services to the Customer in the event of a business interruption. J.P. Morgan will use reasonable efforts to schedule any planned systems outages for a time that would be reasonably convenient for the Customer and consider opportunities for the Customer to cooperate with such testing. J.P. Morgan will provide the Customer with summaries of its updated BCP and shall meet with the Customer at least annually to discuss the BCP and the results of any BCP test reports. J.P. Morgan shall treat the Customer at least as well as any other J.P. Morgan customer under such BCP plans and otherwise comply in all material respects with its obligations under Schedule 6.

6.6	Systems

(a)	Actual Data Security Breaches. J.P. Morgan will monitor and record security related events on all systems used for, or relating to the Combined Services, and log such events. If J.P. Morgan discovers or becomes aware of any incident such that the Customer Data has been improperly misappropriated, disclosed or altered (a “Data Security Breach”), except to the extent instructed by legal or regulatory authorities not to do so, J.P. Morgan shall:

(i)	promptly notify the BlackRock Regional Program Manager by telephone and e-mail as soon as practicable but in any event within 48 hours of such breach becoming public, or of J.P. Morgan’s discovery or awareness of such breach and continue to keep the BlackRock Regional Program Manager informed as new developments occur relating to the breach, but on at least a daily basis;

(ii)	provide confirmatory written notice or fax to the BlackRock Regional Program Manager as soon as practicable after detecting or becoming aware of such breach;

(iii)	investigate and remediate the effects of the breach, and provide the Customer with reasonable assurance that safeguards consistent with J.P. Morgan’s obligations under this Section 6.6 have been implemented; and

(iv)	assist and cooperate with the Customer concerning any disclosures to affected parties and other remedial measures as requested by the Customer or required under Applicable Law.

(b)	Suspected Data Security Breaches. If J.P. Morgan discovers or becomes aware of a suspected breach of security that has created a reasonable likelihood that an improper misappropriation, disclosure or alteration of the Customer Data could occur as a result thereof but has not determined it is a Data Security Breach, J.P. Morgan shall, except to the extent instructed by legal or regulatory authorities not to do so, promptly notify the BlackRock Regional Program Manager by telephone and e-mail as soon as practicable and continue to keep the BlackRock Regional Program Manager informed until J.P. Morgan determines either that a Data Security Breach has occurred (in which case clause (a) above will apply) or that J.P. Morgan is reasonably certain no Data Security Breach has occurred.

(c)	Malicious Code. Generally, the parties will provide reasonable cooperation to one another in order to mitigate the impact of any Malicious Code on the Combined Services, regardless of the origin of such Malicious Code. J.P. Morgan and the Customer each will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and that, among other things, are designed to protect against any anticipated threats or hazards to the security or integrity of their respective systems and data. J.P. Morgan and the Customer each will monitor and record security-related events to the extent provided in their respective cybersecurity policies and procedures and, in appropriate cases, will discuss such events with the other party. J.P. Morgan and the Customer will each be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.

6.7	Subcontracting

(a)	J.P. Morgan will not subcontract the Core Services without the prior written consent of the Customer, which shall be provided if the Customer is reasonably satisfied that the Subcontractor’s personnel are suitably qualified, trained and supervised and, if the Subcontractor’s personnel are located in a country outside of Europe, the United States or Canada, (i) the use of the Subcontractor will not impair J.P. Morgan’s compliance with the requirements of this Agreement relating to protection of the Customer Data, and (ii) J.P. Morgan’s contract with such Subcontractor satisfies the requirements set forth in this Agreement. In the event J.P. Morgan wishes to subcontract any Combined Services hereunder other than those that may be subcontracted under the terms of the Global Custody Agreement, it shall provide the Customer notice in writing in accordance with Section 11.1, together with any reports or materials reasonably requested by the Customer. Such notice will identify the proposed Subcontractor. Following the initial subcontracting of any part of the Core Services, J.P. Morgan may replace the Subcontractor with another firm provided that its personnel are suitably qualified, trained and supervised and, if (i) the Subcontractor personnel are located in a country outside of Europe, the United States or Canada, the use of the Subcontractor will not impair J.P. Morgan’s compliance with the requirements of this Agreement relating to protection of the Customer Data, and (ii) J.P. Morgan’s contract with such Subcontractor satisfies the requirements set forth in this Agreement. J.P. Morgan shall consult with the Customer in advance of any such replacement and provide it reasonable assurances of the replacement Subcontractor’s compliance with the conditions stated in the previous sentence. If Customer does not agree, reasonable efforts will be made to address concern among both parties. Upon request therefor, J.P. Morgan shall provide the Customer with a list of its Subcontractors and global Sub-Custodian providers.

(b)	Subcontractor Services.

(i)	Except as expressly provided otherwise under this Agreement and the Global Custody Agreement, J.P. Morgan will remain responsible for obligations, services and functions performed by, and other acts or omissions its Subcontractors and their employees to the same extent as if these obligations, services and functions were performed by J.P. Morgan, regardless of whether the Customer has exercised its right to reject J.P. Morgan’s use of any proposed Subcontractor, as applicable.

(ii)	J.P. Morgan will be the sole point of contact for the Customer with respect to Subcontractors.

(iii)	J.P. Morgan represents and warrants that, with respect to each existing or proposed Subcontractor of a material portion of the Services, it has (or will have) a due diligence and third party oversight program that meets regulatory requirements and that J.P. Morgan, acting reasonably, has determined is appropriate in light of the nature of the services being or to be performed by the Subcontractor and the nature of the information relating to J.P. Morgan’s customers that the Subcontractor is processing or expected to be processing. This due diligence includes and shall include, but not be limited to, matters relating to data security, technology recovery, and personnel background screening, and J.P. Morgan shall take appropriate action with respect to adverse findings arising out of its due diligence and other oversight. J.P. Morgan shall, upon request, meet with BlackRock to discuss its due diligence and oversight program, both in general and, subject to any confidentiality provisions in the relevant subcontract, with respect to any given Subcontractor of a material portion of the Services.

J.P. Morgan will require that all Subcontractors, permitted delegates and Subcustodians will maintain policies and procedures with regard to confidentiality, data protection, compliance with Applicable Law, and security that are adequate in light of the services J.P. Morgan is contracting to provide, and that in cases where the services being performed or information being Processed warrant (including hosting, maintaining or accessing the Customer Data), the Subcontractor, permitted delegate, or Subcustodian will be required to meet reasonably designed standards that are generally comparable to those required for J.P. Morgan hereunder and applicable to J.P. Morgan personnel engaged in the provision of the Combined Services..

(iv)	J.P. Morgan will be responsible for providing the Customer and its regulators with copies of records relating to the Subcontractor’s, permitted delegate’s and Subcustodian’s performance of its services with respect to the Combined Services as may be reasonably necessary for the Customer and its regulators to exercise the audit and oversight rights contemplated by this Agreement or as may be required by Applicable law. Subject to Applicable Law and to the extent practicable and appropriate, in the context of the activities being subcontracted, J.P. Morgan also shall use Commercially Reasonable Efforts upon request to obtain the Subcontractor’s, permitted delegate’s, and Subcustodian’s consent to allow the Customer and its regulators direct (with J.P. Morgan involvement) review and audit rights of such Subcontractors, permitted delegates and Subcustodians.

6.8	Systems Compatibility

J.P. Morgan shall ensure in accordance with the J.P. Morgan Standard of Care compatibility among the Combined Services and the systems, technical environment, operational processes and standards of the Customer and J.P. Morgan, to the extent that the Customer makes J.P. Morgan aware of the necessary compatibility requirements, provided, however, that if, due to bespoke elements or customization of the Customer’s systems or technical environment, there will be a material incremental cost to J.P. Morgan to comply with the compatibility requirements, the matter shall be addressed through the Change Control Process. J.P. Morgan shall cooperate with the Customer’s vendors to ensure, to the extent practicable, integration of any third party systems where the Customer procures third party services on behalf of the Customer. J.P. Morgan shall use Commercially Reasonable Efforts to ensure that the Combined Services and Changes to systems are performed in a flexible manner with a view to minimizing the work needed to integrate and interface with new technology and systems of which the Customer advises J.P. Morgan at the time of implementation. To the extent that either J.P. Morgan or the Customer makes changes to its systems or operations that it determines would be likely to affect in a material manner how the other receives or delivers the Combined Services (as the case may be), it shall consult with the other in advance of implementation of the change. In cases where such a change will require material work or expense for the other party to accommodate, which is materially different from what would normally arise from routine changes such as the issuance of a new version of software, the parties shall address the impact of the change through the Change Control Process.

6.9	Personnel

(a)	J.P. Morgan will use personnel that are appropriately qualified and experienced with respect to the provision of the Combined Services. J.P. Morgan’s personnel shall comply with applicable BlackRock policies at times when they are on BlackRock premises or accessing BlackRock systems, to the extent that BlackRock advises the relevant personnel of those policies. The Customer shall cause each Authorized Person to comply with applicable J.P. Morgan policies while on J.P. Morgan premises or accessing J.P. Morgan systems.

(b)	J.P. Morgan will maintain as part of its standard hiring practices a requirement to perform background checks with respect to J.P. Morgan personnel and for its Subcontractors to perform background checks. J.P. Morgan will conduct adequate background screenings based on applicable regulatory requirements on all J.P. Morgan personnel and contract workers who will provide Combined Services to the Customer to ensure that (i) any J.P. Morgan personnel or contract workers have not been convicted of any criminal offense involving dishonesty, breach of trust or money laundering, and have not agreed to enter into a pretrial diversion or similar program in connection with a prosecution for such offense, and (ii) J.P. Morgan has conducted drug screening on all J.P. Morgan personnel and contract workers who will provide Combined Services to the Customer or will conduct subsequent screening if there is a reasonable basis to believe such J.P. Morgan personnel or contract worker has a recurring drug abuse or dependency issue. J.P. Morgan or its Subcontractors will conduct pre-employment screenings of all new J.P. Morgan personnel and contract workers who will provide Combined Services to the Customer in a manner consistent with J.P. Morgan’s pre-employment screening policies and procedures.

6.10	Audit and Inspection Rights

Unless prohibited by Applicable Law, the Customer, its auditors (internal or external) and regulators (collectively, the “Customer Auditors”), may perform audits, inspections and on site examinations of data, books, logs, records, policies, procedures and other documentation in any media relating to the Combined Services to the extent reasonably requested by the Customer, the Customer Auditors, and shall also be entitled to visit any location or facility from which J.P. Morgan is providing the Combined Services (excluding data centers, unless a regulator requests to examine a data-center (and then limited to J.P. Morgan-owned or J.P. Morgan-managed data centers and subject to any objection from a regulator of J.P. Morgan, or unless requested by the Customer and agreed with J.P. Morgan)) or portion thereof at or from which J.P. Morgan personnel or Subcontractors are providing the Services; for the following purposes:

(a)	to verify and ascertain the accuracy and correctness of volume calculations, Service Levels and other measures of performance, resource utilization and fees, credits and other amounts (including out of pocket expenses reimbursable by the Customer) due and payable to the applicable parties hereunder (including by means of access to the most recent publicly-available audited financial statements of J.P. Morgan and/or its Subcontractors or permitted delegates, as applicable, and relevant information on applicable insurance coverages to the extent available to J.P. Morgan);

(b)	to verify the integrity of the Customer Confidential Information and J.P. Morgan’s, its Subcontractors’ and permitted delegates’ compliance with their duties and obligations with respect to information protection, security, conflicts of interest and confidentiality;

(c)	to verify J.P. Morgan’s compliance with Applicable Law in any country from or to which Combined Services are provided, including to verify the integrity and correctness of the training and certification qualifications offered to and obtained by J.P. Morgan personnel where training or certification is required to comply with Applicable Law;

(d)	to verify the integrity of any data provided by J.P. Morgan hereunder;

(e)	to verify J.P. Morgan’s compliance with inquiries from the Customer’s regulators relating to the Customer;

(f)	to verify J.P. Morgan’s compliance with policies and procedures of the Customer, if any, to which J.P. Morgan is required to comply hereunder; and

(g)	to verify J.P. Morgan’s compliance with any other provision of this Agreement.

J.P. Morgan will make appropriate J.P. Morgan personnel available to the Customer Auditors for the purposes described in this Section above. During the course of the inspections contemplated by this Section 6.10, the parties shall meet at least annually to discuss J.P. Morgan’s controls relating to the preparation of bills and out of pocket expense reimbursement requests relating to the Combined Services. Notwithstanding the foregoing, (i) to the extent required by J.P. Morgan’s policies and procedures relating to data security, J.P. Morgan may provide summary materials in lieu of the full text of policies, procedures, test results in which the Customer does not participate, and other similar documentation, (ii) the Customer’s audit rights with respect to J.P. Morgan’s BCP shall be as stated in Schedule 6, (iii) the Customer shall not be entitled to review J.P. Morgan’s internal audit reports, but J.P. Morgan will provide summary information to the Customer on the findings of those reports insofar as they specifically relate to the Combined Services to the extent permissible under J.P. Morgan’s audit policies; and (iv) access to the premises, personnel, and records of Subcontractors and agents shall be subject to the terms of J.P. Morgan’s contract with the applicable Subcontractor or agent.

6.11	Limitations and Cooperation

(a)	Limitations.

(i)

Audits will be conducted during J.P. Morgan’s business hours and upon reasonable notice to J.P. Morgan except in the case of emergency or as otherwise may be legally required. The Customer and the Customer Auditors will: (A) comply with

J.P. Morgan’s reasonable security and confidentiality requirements when accessing locations, facilities or other resources owned or controlled by J.P. Morgan; and (B) cooperate with J.P. Morgan to minimize any disruption to J.P. Morgan’s business activities, subject to the requirements of any regulatory authorities.

(ii)	Audit rights of the Customer will be subject to J.P. Morgan’s rights to impose reasonable limitations on the frequency (but no less than annually) and timing of such audits and inspections requested by the Customer, except that J.P. Morgan will not limit the frequency or timing of audits or inspections by regulators of the Customer.

(iii)	Subject to the requirements of any regulatory authorities, J.P. Morgan will not disclose or make any information available or provide access to: (A) the extent that such information is subject to legal privilege; (B) the extent that disclosure or access would result in a breach of law or duty of confidentiality or privacy owed to a third party or any J.P. Morgan personnel; or (C) the extent that such information is unrelated to the Customer or the provision of the Combined Services.

(iv)	Any audits of Subcontractors permitted hereunder shall be subject to all terms and conditions applicable thereto under any agreement between J.P. Morgan and such Subcontractors.

(b)	J.P. Morgan Cooperation.

(i)	Subject to the limitations set forth in Section 6.11(a) above, J.P. Morgan and J.P. Morgan personnel will provide such assistance as may be reasonably required to carry out audits as permitted hereunder, including providing reasonable use of J.P. Morgan locations, facilities and other resources reasonably required in connection therewith.

(ii)	Subject to the limitations set forth above, J.P. Morgan further agrees to cooperate with and facilitate: (A) audits of the Customer conducted by independent auditors; and (B) audits or performance of “agreed upon procedures” by outside auditors as requested by the Customer.

6.12	Audit Follow-Up and Remedial Action

(a)	Audit Follow-Up. At the conclusion of an audit or examination, J.P. Morgan will cooperate with the Customer to provide factual concurrence with issues identified in the review. J.P. Morgan and the Customer will meet to review each final audit report promptly after the issuance thereof.

(b)	Compliance Corrections. If an audit reveals any gaps or breach by J.P. Morgan with any of its material obligations hereunder and J.P. Morgan is notified of such gap or breach, J.P. Morgan will promptly use Commercially Reasonable Efforts to cure such gap or breach, provided such gap or breach is capable of cure.

(c)	Overcharge. If, as a result of an audit regarding J.P. Morgan’s charges, it is determined that J.P. Morgan has overcharged the Customer, the Customer will notify J.P. Morgan, or J.P. Morgan will notify the Customer, as applicable, of the overcharged amount and J.P. Morgan will promptly pay to the Customer such amount, plus interest at the prevailing Federal Funds rate, calculated from the date of J.P. Morgan’s receipt of the overcharged amount until the date of payment to the Customer. If any such audit reveals an overcharge to the Customer of five percent (5%) or more of the annual service charges for the period audited, J.P. Morgan will, at the option of the Customer, issue to the Customer a credit (including such interest) against the incremental audit charges attributable to the overcharge and reimburse the Customer for the reasonable incremental out-of-pocket expenses of such audit relating to such charges.

(d)	Training/Certification. If as a result of an audit regarding J.P. Morgan’s training and/or certification requirements, it is determined that J.P. Morgan’s training or qualifications are not in compliance with Applicable Law, J.P. Morgan will as soon as reasonably practicable rectify such non-compliance at J.P. Morgan’s cost and provide the Customer with reasonable evidence thereof.

6.13	J.P. Morgan Conducted Audit

(a)	Generally. J.P. Morgan will conduct its own audits pertaining to the Combined Services consistent with the audit practices of well managed companies that perform services similar to any of the Combined Services. To the extent that J.P. Morgan becomes aware of a breach revealed by an audit, J.P. Morgan will promptly notify the Customer of such breach.

(b)	Data Security and Confidentiality Audits.

(i)	J.P. Morgan will either employ an independent third-party auditor or conduct its own internal audit, at its own cost and expense and on at least an annual basis, for the purpose of determining compliance by J.P. Morgan with its data security policies and procedures and determine whether any Data Security Breach has occurred, including, at a minimum, a network penetration test and relevant portal penetration tests to review compliance of J.P. Morgan’s systems holding the Customer Data with controls that contain certain principles to be implemented by J.P. Morgan parties (the “Security Principles”).

(ii)	Notwithstanding the limitations in Section 6.11(a), J.P. Morgan will provide access to such auditor that is necessary to enable such auditor to assess J.P. Morgan’s compliance with the data security controls that include the Security Principles and complete the audit.

(iii)	Such access may include browse-only access to J.P. Morgan Technology consistent with the access provided to the Customer in connection with the Combined Services.

(iv)	The Customer shall be entitled to review a summary report of the audit that will describe any relevant exceptions or qualifications and whether or not a Data Security Breach has occurred, but that shall otherwise exclude information that J.P. Morgan reasonably deems appropriate to exclude.

(v)	If any such audit reveals that J.P. Morgan has failed to meet its data security obligations hereunder or that a Data Security Breach has occurred, J.P. Morgan shall, in addition to its obligations under Section 6.6(a): (A) provide the Customer with sufficient information to determine the length, scope and impact of such failure; and (B) perform a follow up audit at the next audit cycle or upon J.P. Morgan’s assertion the remediation is complete, whichever is sooner, to determine whether J.P. Morgan has: (I) cured the qualifications and exceptions identified in the report; or (II) remediated the Data Security Breach such that an improper misappropriation, disclosure or alteration of the Customer Data is no longer reasonably likely to occur as a result of the incident giving rise to the follow up audit.

(vi)	Additional follow-up audits may be required to the extent any such audit reveals that the data security matters have not been remediated in all material respects.

(vii)	The results of any such audits and reports provided in connection therewith shall be Confidential Information of J.P. Morgan.

(c)	External Audits.

(i)

J.P. Morgan will cause one or more SSAE 16 audits (either SOC1 or SOC2Type II audit, or successor standard) to be conducted at least annually covering the controls identified by J.P. Morgan to be appropriate to be addressed in such an audit of processes included in the Combined Services. Among other things, J.P. Morgan will include in each SSAE 16 audit a review of the design, operating effectiveness and processing integrity around the controls related to the integrity and accuracy of (i)

identified controls relating to the Combined Services, and (ii) testing of general information technology and data protection controls key to the Combined Services provided for the Customer. Subject to any changes in the protocol for SSAE 16 reports by the American Institute of Certified Public Accounts, no SSAE 16 audit conducted pursuant to this Agreement will be materially diminished in scope as compared to the scope of J.P. Morgan’s SSAE 16 audits as of the Service Commencement Date.

(ii)	J.P. Morgan will promptly provide the Customer with its updated SSAE 16 report (including any supporting bridge letters) as soon as such SSAE 16 report is available for distribution, but on no less than an annual basis (the “SSAE 16 Results”). Thereafter, J.P. Morgan will provide to the Customer certifications indicating material changes to J.P. Morgan’s internal controls that are included in the SSAE 16 Report at such times as the Customer may reasonably request to discharge its duties under Applicable Law, provided that the Customer shall act reasonably to allow J.P. Morgan to time its response to a request, where practicable, to leverage its due diligence with respect to providing other clients bridge letters in order to help satisfy their responsibilities under the Sarbanes Oxley Act.

(iii)	J.P. Morgan will confer with the Customer with respect to the planning of each SSAE 16 audit, including the scope and timing of the audit. J.P. Morgan will use Commercially Reasonable Efforts to take into account requirements and concerns of the Customer to the extent practicable.

6.14	Use of J.P. Morgan’s, the Customer’s and BlackRock’s Name

Except as: (a) required by Applicable Law; (b) required to discharge its obligations under this Agreement; or (c) otherwise permitted upon the written consent of the other party, neither party will use or announce, release, disclose, or discuss with any third parties, information regarding this Agreement, the Global Custody Agreement or the Combined Services, including the other party’s name or trademark in any media releases, advertising or marketing materials, or disclose that the other is a customer or provider, as applicable. Use of any trademarks or service marks of any party (or marks of related companies) by the other party will be prohibited, unless the parties otherwise agree in a writing. Any grants of publicity rights to J.P. Morgan by the Customer hereunder may not exceed twelve (12) months and may be renewed only upon written approval of the Customer. Nothing in this Section 6.14 shall preclude the Customer from identifying J.P. Morgan as its service provider or, in its Registration Statement, disclosing a description of this Agreement, the Global Custody Agreement and the Combined Services as may be required by Applicable Law.

6.15	Dispute Resolution

(a)	Any dispute arising under this Agreement or the Global Custody Agreement shall be promptly referred for resolution to the head of J.P. Morgan’s Fund Services business or its Global Custody business (as the case may be) and BlackRock’s . Those individuals shall act promptly to familiarize themselves with the matter at issue and promptly discuss the matter, using their good faith efforts to resolve the dispute in a manner that is acceptable to both J.P. Morgan and the Customer. If those individuals are unable to resolve the dispute within thirty days of the referral, than either party may escalate to the head of J.P. Morgan’s Custody and Fund Services business and BlackRock’s .

(b)	If a dispute cannot be resolved in accordance with the escalation procedure described in Section 6.15(a) within forty-five (45) days of the initial referral to the head of J.P. Morgan’s Fund Services business or Global Custody business (as the case may be) and BlackRock’s Mutual Funds Chief Financial Officer, then either party may, but is under no obligation or requirement to, refer the dispute to non-binding mediation as follows:

(i)	the party must give notice in writing to the other party, requesting a mediation in accordance with the International Institute for Conflict Prevention & Resolution (CPR) procedures;

(ii)	the mediation will be conducted by a single mediator appointed by the parties;

(iii)	the mediation shall be conducted in New York; and

(iv)	mediation is without prejudice to the rights of the parties in any future proceedings.

(c)	Either party may commence legal proceedings in respect of any dispute that has not been resolved in accordance with this Section 6.15(a).

(d)	Notwithstanding the pendency of any dispute, J.P. Morgan shall remain obligated to perform the Combined Services in accordance with the terms of this Agreement and the Global Custody Agreement, subject to its rights to terminate those agreements.

(e)	For the avoidance of doubt, nothing in this Section 6.15 shall affect J.P. Morgan’s right to exercise any remedy available to it under Section 4.3 of the Global Custody Agreement.

7.	LIABILITY AND INDEMNIFICATION

7.1	Standard of Care; Liability

(a)	J.P. Morgan will perform the Services (i) with reasonable care and diligence and in good faith (ii) without negligence, fraud, willful misconduct, willful omission or bad faith, and at least at the same standard of care as J.P. Morgan provides for itself and its Affiliates with respect to similar services, (iii) in a manner that is reasonably designed to meet J.P. Morgan’s obligations under this Agreement, and (iv) with the level of skill and care which would be expected from a reasonably skilled and experienced professional provider of services similar to the Services (“J.P. Morgan’s Standard of Care”).

(b)	J.P. Morgan will be liable for the Customer’s and/or any Fund’s Liabilities to the extent they result from J.P. Morgan’s breach of J.P. Morgan’s Standard of Care or J.P. Morgan’s breach of this Agreement. Nevertheless, under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect) or (ii) any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from J.P. Morgan’s performance or non-performance under this Agreement, or J.P. Morgan’s role as a service provider to the Customer.

7.2	Force Majeure

(a)	Neither party will be liable for failure to perform or delay in performing its obligations to the extent such failure or delay is caused by or resulting from fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders, rebellions or revolutions, acts of terrorism, pandemics, nationalization, to the extent beyond such party’s reasonable control, or other facts or circumstances beyond such party’s reasonable control (a “Force Majeure Event”); provided that:

(i)	the non-performing party (and such party’s Subcontractors or Third-Party Providers, as applicable) are without material fault in causing the default or delay;

(ii)	the default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means (including, with respect to J.P. Morgan, the implementation of its BCP or any other business continuity or disaster recovery plan required to be maintained by J.P. Morgan under this Agreement);

(iii)	the non-performing party uses Commercially Reasonable Efforts to minimize the impact of such default or delay; and

(iv)	in the event of a Force Majeure Event affecting J.P. Morgan where customers can be prioritized in order to once again receive services, the Customer shall, to the extent permissible under Applicable Law and consistent with J.P. Morgan’s fiduciary obligations, receive first priority

(b)	J.P. Morgan will not be entitled to any additional payments from the Customer for costs or expenses incurred by J.P. Morgan as a result of any Force Majeure Event.

(c)	Notwithstanding the provisions of Section 7.2(a), the Customer will have the termination right provided in Section 8.1(b)(iv) with respect to Force Majeure Events.

7.3	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors (which may be the professional advisors of the Customer) in relation to matters of Applicable Law.

7.4	Limitations of J.P. Morgan’s Liability

(a)	Except to the extent (i) any Liabilities result from J.P. Morgan’s failure to meet the J.P. Morgan Standard of Care, or (ii) J.P. Morgan fails to review and validate such information pursuant to its obligations set forth in this Agreement, J.P. Morgan may rely on information provided to it by or on behalf of the Customer, or which was prepared or maintained by the Customer or any third party on behalf of the Customer, in the course of discharging its duties under this Agreement.

(b)	Except to the extent (i) any Liabilities result from J.P. Morgan’s failure to meet the J.P. Morgan Standard of Care or (ii) J.P. Morgan fails to review and validate such information pursuant to its obligations set forth in this Agreement, J.P. Morgan shall not be liable to any person for any Liabilities suffered by any person as a result of J.P. Morgan: (A) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to J.P. Morgan by the Customer or any third party that is not a Subcontractor of J.P. Morgan, including but not limited to, information in relation to transactions in respect of the Customer or expenses of the Customer; or (B) having relied upon the authority, accuracy, truth and completeness of information furnished to J.P. Morgan by any pricing services, data services, or provider of other market information or information concerning securities held by the Customer.

(c)	Except to the extent J.P. Morgan fails to meet the J.P. Morgan Standard of Care, J.P. Morgan shall not be liable for any error in data that is transitioned to J.P. Morgan at the time it begins to provide the Services with respect to the Customer, provided that J.P. Morgan:

(i)	shall be responsible following the Service Commencement Date for applying in accordance with the J.P. Morgan Standard of Care the ongoing reconciliation processes associated with the provision of the fund accounting Services;

(ii)	shall use reasonable efforts to mitigate any Liabilities arising as a result of any such error of which it is aware; and

(iii)	shall notify the Customer as soon as practicable after becoming aware of the error.

Any material remediation required due to any such error in data transitioned to J.P. Morgan shall be addressed through the Change Control Process.

(d)	J.P. Morgan shall not be liable for any Liabilities resulting from a failure by the Customer, any person acting on behalf of the Customer, or any Authorized Data Source to provide J.P. Morgan with any information or notice that is reasonably necessary for the provision of the Services save for Liabilities which result directly from J.P. Morgan’s breach of the J.P. Morgan Standard of Care. J.P. Morgan shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, J.P. Morgan shall promptly notify the Customer.

(e)	Except to the extent any Liabilities result from J.P. Morgan’s failure to meet the J.P. Morgan Standard of Care with respect to its obligations under this Agreement, J.P. Morgan shall not be liable for any Liabilities whatsoever incurred or suffered by the Customer as a result of the failure of the Customer, or its agents, officers or employees to comply with Applicable Law applicable to the Customer.

(f)	J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to the Customer’s NAV correction policy as provided to J.P. Morgan.

(g)	The Customer agrees that the accounting reports provided by J.P. Morgan, as well as any share class or other similar reports, are to enable the Customer to fulfill its statutory reporting and investor subscription/redemption obligations, and are not for investment or hedging purposes. Accordingly, notwithstanding any other provision in this Agreement, the Customer agrees that J.P. Morgan shall have no liability whatsoever for any Liabilities incurred by the Customer as result of use of the accounting reports for investment or hedging purposes, including, but not limited to, for the purpose of currency overlay transactions.

7.5	Indemnification

(a)	Except to the extent arising out of J.P. Morgan’s failure to meet J.P. Morgan’s Standard of Care or J.P. Morgan’s breach of this Agreement, the Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement.

(b)	Subject to Section 7.1(b) and the limitations of liability provided in this Agreement, J.P. Morgan will indemnify the Customer and the Funds against, and hold them harmless from, any Liabilities to the extent that they may be imposed on, incurred by or asserted against the Customer or any Fund in connection with or arising out of (i) J.P. Morgan’s breach of J.P. Morgan’s Standard of Care or J.P. Morgan’s breach of this Agreement, or (ii) the failure by J.P. Morgan to obtain, maintain, or comply with any governmental approvals as required under: this Agreement, or Applicable Law.

(c)	J.P. Morgan will indemnify the Customer and the Funds against, and hold them harmless from:

(a)	any third party claim of infringement or misappropriation of any Intellectual Property Right alleged to have occurred because of systems or other Intellectual Property provided by or on behalf of J.P. Morgan or based upon the performance of the Combined Services (collectively, the “J.P. Morgan Infringement Items”), except to the extent that such infringement or misappropriation relates to or results from:

(i)	changes made by the Customer or by a third party at the direction of the Customer to the J.P. Morgan Infringement Items;

(ii)	changes to the J.P. Morgan Infringement Items recommended by J.P. Morgan and not made due to a request from the Customer, provided that J.P. Morgan has notified the Customer that failure to implement such recommendation would result in infringement within a reasonable amount of time for the Customer to so implement following such notification;

(iii)	the Customer’s combination of the J.P. Morgan Infringement Items with products or services not provided or approved in writing by J.P. Morgan;

(iv)	designs or specifications that in themselves infringe and that are provided by or at the direction of the Customer (except in the event of a knowing infringement by J.P. Morgan); or

(v)	use by the Customer of any of the J.P. Morgan Infringement Items in a manner that is not consistent with the applicable business requirements documentation or otherwise not permitted under this Agreement.

(d)	J.P. Morgan and the Customer shall use all Commercially Reasonable Efforts to mitigate any Liability for which it seeks indemnification under this Agreement (provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder).

7.6	Infringement Remedy.

If any item or process used by J.P. Morgan to provide the Combined Services or made available to the Customer becomes, or in its reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, J.P. Morgan will use Commercially Reasonable Efforts to, in its sole discretion, take the following actions at no additional charge to the Customer as soon as reasonably practicable:

(i)	secure the right to continue using the item or process; or

(ii)	replace or modify the item or process to make it non-infringing, provided that the replacement or modification will not degrade performance or quality in any material respect.

If neither (i) nor (ii) is available to J.P. Morgan on commercially reasonable terms, J.P. Morgan shall give advance notice to the Customer and remove the item or process from the Combined Services and equitably reduce J.P. Morgan’s Fees and charges to the Customer to reflect such removal, provided that no such removal will diminish the scope of J.P. Morgan’s obligation to perform the Combined Services hereunder.

8.	TERM AND TERMINATION

8.1	Term and Termination

(a)	The initial term of this Agreement shall be for a period of one (1) year following the Service Commencement Date (the “Initial Term”). Upon expiry of the Initial Term, this Agreement will automatically renew for additional one year periods, provided that at any time after the expiry of the Initial Term, the Customer may terminate this Agreement in whole or with respect to one or more Funds by giving not less than ninety (90) days’ notice to J.P. Morgan and J.P. Morgan may terminate this Agreement in whole or with respect to one or more Funds by giving not less than one hundred eighty (180) days’ notice to the Customer.

(b)	Notwithstanding Section 8.1(a):

(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days (in the case of a breach by J.P. Morgan) or within one hundred fifty (150) days (in the case of a breach by the Customer), or such longer period consented to by the non-breaching party in writing, such consent not to be unreasonably withheld, of that party being given written notice of the material breach;

(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management, being subject to an involuntary order for the transfer of all or part of its business by a statutory authority, having any of its issued shares suspended from trading on any exchange on which they are listed (if applicable) or being the subject of a similar measure;

(iii)	If a Force Majeure Event substantially prevents performance of any Services necessary for the performance of functions reasonably agreed by the parties as critical for more than three (3) consecutive business days, then the Customer may terminate all or any portion of this Agreement and the Services so affected, as of a date specified by the Customer in a written notice of termination to J.P. Morgan, in which case, J.P. Morgan’s Fees will be equitably adjusted as necessary to reflect the value of any remaining Services.

(iv)	The Customer may terminate this Agreement on not less than ninety (90) days’ notice to J.P. Morgan in the event that J.P. Morgan (i) has a materially impaired financial condition, or (i) has a significant regulatory problem or is the subject of a significant regulatory investigation; and.

(v)	This Agreement may be terminated with respect to any Customer or Fund to the extent that all of the assets of such Customer or Fund are merged into another Customer or Fund or such Customer or Fund ceases to exist.

8.2	Transition Following Termination

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation as are customarily transferred by an existing provider of services similar to the Combined Services, or such other records and related supporting documentation as the replacement provider may reasonably request, to any replacement provider of the Services or to such other person as the Customer may direct. Except as otherwise provided in this Agreement, J.P. Morgan shall provide the Services until a replacement administrator is in place, subject to the terms and conditions of this Agreement (including Section 4). J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance in amounts which are agreed to by the Customer, acting reasonably, in advance. The Customer undertakes to use Commercially Reasonable Efforts to appoint a new administrative service provider as soon as possible.

9.	CONFIDENTIALITY

9.1	Definition of Confidential Information.

(a)	Definition.

(i)	“Confidential Information” of a party means any non-public, commercially sensitive information belonging to, concerning or in the possession or control of a party or its Affiliates (the “Furnishing Party”) that is furnished, disclosed or otherwise made available by the other party or its Affiliates (the “Receiving Party”) in connection with this Agreement, and which is:

(A)	either marked or identified in writing as confidential, proprietary, secret or with another designation sufficient to give notice of its sensitive nature;

(B)	of a type that a reasonable person would recognize it to be commercially sensitive; or

(C)	Customer Confidential Information or J.P. Morgan Confidential Information.

(ii)	“Customer Confidential Information” includes all information to which J.P. Morgan has access in the Customer’s locations or systems, Intellectual Property of the Customer and related systems access codes and information concerning the Customer and the Customer’s structures, product strategies, target markets, timing of new product launches, historic trade data, fund performance data, corporate actions determinations, trading information, trading strategies, processes, trend information, securities lending data and markets, billing data, marketing strategies, financial affairs, employees, shareholder lists and information related to shareholders, or suppliers, and any non-public personal information as defined by Regulation S-P, regardless of whether or how such materials are marked.

(iii)	“J.P. Morgan Confidential Information” includes, work product and all other Intellectual Property of J.P. Morgan, client lists, marketing strategies, and all data and information concerning J.P. Morgan’s clients, in their capacity as J.P. Morgan’s clients, financial affairs, product types, product structures, product strategies, timing of new product launches, and fees for Services or other products or services, regardless of whether or how such materials are marked.

(b)	No Implied Rights. Each party’s Confidential Information will remain the property of that party. Nothing contained in this Article will be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or by implication, any rights or license to the Confidential Information of the other party. Any such obligation or grant will only be as provided by other provisions of this Agreement.

(c)	Exclusions. None of the Confidential Information shall include any information that the Receiving Party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the Receiving Party; (iii) was in possession of the Receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (v) was independently developed by the Receiving Party without use of the Confidential Information of the Furnishing Party. Any exclusion from the definition of Confidential Information contained in this Agreement will not apply to personal information.

9.2	Confidentiality Obligations.

(a)	Generally. The Receiving Party will: (i) not disclose, publish, release, transfer or otherwise make available the Furnishing Party’s Confidential Information in any form to, or for the use or benefit of, any person or entity without the Furnishing Party’s consent; (ii) secure and protect the Furnishing Party’s Confidential Information from unauthorized use or disclosure by using at least the same degree of care as the Receiving Party employs to avoid unauthorized use of or disclosure of its own Confidential Information, but in no event less than reasonable care; and (iii) not duplicate any material containing the Furnishing Party’s Confidential Information except in the direct performance of its obligations under this Agreement. Confidential Information may not be used by the Receiving Party or any of its Affiliates, officers, directors, agents, professional advisors, approved subcontractors and employees, other than for the purposes contemplated by this Agreement.

(b)	J.P. Morgan Duties. In addition to its other obligations with respect to the Customer Confidential Information, J.P. Morgan will:

(i)	Not permit any of the Customer Confidential Information to be disclosed to any entity that competes with the Customer or any products thereof.

(ii)	Other than shared or centralized custody functions within J.P. Morgan, J.P. Morgan will endeavor to provide access to the Customer Confidential Information to its employees only on a need to know basis (which, for avoidance of doubt, may include sharing the Customer Confidential Information to J.P. Morgan personnel not assigned to the Customer).

(iii)	Train all J.P. Morgan personnel on their obligations under J.P. Morgan’s code of conduct with respect to the treatment of client information, and use Commercially Reasonable Efforts to ensure that J.P. Morgan personnel respect the Customer Confidential Information in accordance with J.P. Morgan’s code of conduct.

(iv)	Hold senior J.P. Morgan employees accountable for weaknesses or breakdowns in controls within groups for which they are responsible which lead to a material breach of J.P. Morgan’s obligations under this Agreement with respect to the confidentiality of the Customer Confidential Information.

(v)	Segregate and protect the Customer Confidential Information, by configuration of its information and processing systems or by adopting other appropriate measures.

(c)	Notice of Unauthorized Acts. The Receiving Party will:

(i)	notify the Furnishing Party promptly upon its becoming aware of any unauthorized possession, use, or knowledge of the Furnishing Party’s Confidential Information by any person;

(ii)	promptly furnish to the Furnishing Party full details that the Receiving Party has or may obtain regarding such unauthorized access and use reasonable efforts to assist the Furnishing Party in investigating or preventing the reoccurrence of any such access;

(iii)	cooperate with the Furnishing Party in any litigation and investigation against third parties deemed reasonably necessary by such party to protect its proprietary rights;

(iv)	promptly take all reasonable actions necessary to prevent a reoccurrence of any such authorized access; and

(v)	take all reasonable measures to ensure that the Furnishing Party’s Confidential Information is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, subcontractors and employees.

9.3	Permitted or Required Disclosures.

(a)	The Receiving Party may disclose relevant aspects of the Furnishing Party’s Confidential Information to its Affiliates, officers, directors, agents, professional advisors, Subcontractors, Subcustodians and employees and other third parties, to the extent that such disclosure is not restricted under any governmental approvals and only to the extent that such disclosure is reasonably necessary for: (i) the performance of its duties and obligations under this Agreement; or (ii) compliance with relevant reasonable policies and practices of its internal audit, risk management, and legal oversight functions.

(b)	The parties’ respective obligations in this Article 9 will not restrict any disclosure required pursuant to any Applicable Law; provided, however, that:

(i)	where legally permitted to do so, the Receiving Party will give reasonable and prompt advance notice of such disclosure requirement to the Furnishing Party and give the Furnishing Party reasonable opportunity to object to and contest such disclosure, to the extent legally permissible;

(ii)	the Receiving Party will use reasonable efforts to secure confidential treatment for any such information that is required to be disclosed;

(iii)	either party may disclose any of the Confidential Information to the SEC or any bank regulatory authority having jurisdiction over such party upon the request of the bank regulatory authority.

(c)	Any party to this Agreement may disclose the terms of this Agreement, including the other parties’ identities, services rendered and the payment terms, to any regulators and government agencies who, in the disclosing party’s judgment, have a legitimate need to know.

9.4	Return or Destruction.

(a)	As requested by the Furnishing Party during the Term, the Receiving Party will return or provide the Furnishing Party a copy of any designated Confidential Information of the Furnishing Party.

(b)	The Receiving Party will return, destroy or render unusable, and discontinue the use of, all copies of materials containing the Furnishing Party’s Confidential Information and to the extent reasonably practicable, all notes, memoranda, compilations, derivative works, data files or other materials prepared by or on behalf of the Receiving Party that contain or otherwise reflect or refer to Confidential Information of the Furnishing Party upon the Receiving Party’s cessation of work, completion of its obligations associated with such information under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever, except to the extent:

(i)	that this Agreement provide for the Receiving Party to continue to use or retain items that constitute or contain the Furnishing Party’s Confidential Information after the date of expiration or termination; or

(ii)	otherwise required to comply with Applicable Law, the Receiving Party’s policies and procedures existing from time to time or defend or pursue claims arising under this Agreement.

(c)	At the Furnishing Party’s request, the Receiving Party will certify in writing that it has returned, destroyed, rendered unusable or discontinued the use of all copies of the Furnishing Party’s Confidential Information in the possession or control of the Receiving Party or any of its Affiliates, officers, directors, agents, professional advisors, approved subcontractors and employees.

(d)	The Receiving Party will dispose of any “consumer report information,” as such term is defined in Securities and Exchange Commission Regulation S-P.

9.4	Duration of Confidentiality Obligations.

The Receiving Party’s obligations under this Article apply to Confidential Information of the Furnishing Party disclosed to the Receiving Party after the Service Commencement Date and will continue during the Term and survive the expiration or termination of the Agreement as follows:

(i)	as to any portion of the Furnishing Party’s Confidential Information that constitutes a trade secret under applicable law, the obligations will continue for as long as the Furnishing Party continues to treat such information as a trade secret; and

(ii)	as to all other Confidential Information of the Furnishing Party, the obligations will survive for three (3) years after the Receiving Party’s fulfillment of its obligations under Section 9.4 with respect to the Confidential Information in question.

10	DATA PROTECTION

10.1	Customer Data.

(a)	“Customer Data” means all data and information: (i) submitted to or held by J.P. Morgan or the Customer, (ii) obtained by or on behalf of J.P. Morgan personnel in connection with Combined Services that relates to the Customer or providers, members and customers of the Customer; or (iii) to which J.P. Morgan personnel have access in connection with the provision of the Combined Services that relates to the Customer, and including all personal information. All Customer Data is, or will be, and will remain the property of the Customer and will be deemed Customer Confidential Information.

(b)	Without limiting the foregoing, no ownership rights in Customer Data will accrue to J.P. Morgan or any J.P. Morgan personnel by reason of J.P. Morgan or any J.P. Morgan personnel entering, deleting, modifying or otherwise Processing any Customer Data.

(c)	Use Restrictions.

(i)	Without approval from the Customer (in its sole discretion), Customer Data will not be: (A) used by J.P. Morgan other than is necessary for J.P. Morgan’s performance of the Combined Services; (B) disclosed, sold, assigned, leased or otherwise provided to third parties by J.P. Morgan other than as Confidential Information may be disclosed pursuant to this Agreement; or (C) commercially exploited (including, without limitation, via Processing or data mining) by or on behalf of J.P. Morgan or any J.P. Morgan personnel.

(ii)	J.P. Morgan will not possess or assert liens or other rights in or to Customer Data.

(iii)	J.P. Morgan hereby irrevocably and perpetually assigns, transfers and conveys to the Customer without further consideration all of its and their right, title and interest, if any, in and to Customer Data. At the Customer’s request, J.P. Morgan will execute and deliver to the Customer any financing statements or other documents that may be reasonably necessary or desirable under any Applicable Law to preserve, or enable the Customer to enforce, its rights hereunder with respect to Customer Data.

(iv)	No removable media on which Customer Data is stored may be used or re-used to store data of any other customer of J.P. Morgan or to deliver data to a third party, including another J.P. Morgan customer, unless securely erased in a manner consistent with the Standard of Care.

(v)	The Customer will provide J.P. Morgan with written notice of any applicable security or confidentiality obligations or disclosure, notification or consent requirements applicable to the use or transfer of the Customer Data transmitted to J.P. Morgan that are in addition to the requirements set forth in this Agreement, provided, however, that any change to J.P. Morgan’s obligations as a result thereof shall be subject to the Change Control Process.

(d)	Return of Data/Record Retention. At the request of the Customer at any time during the Term or upon the expiration or earlier termination of this Agreement, J.P. Morgan will: (i) promptly return to the Customer, in a useable machine ready format or such other format as J.P. Morgan and the Customer shall agree upon, all or any part of the Customer Data attributable to the Customer; and (ii) erase or destroy all or any part of such Customer Data in J.P. Morgan’s possession, in each case to the extent so requested by the Customer, subject to any data or record retention requirements applicable to J.P. Morgan under Applicable Law and excluding any data that J.P. Morgan is no longer maintaining as part of its then-current electronic records. Notwithstanding anything herein to the contrary, J.P. Morgan may retain copies of Customer Data to pursue or defend claims or other actions under or relating to this Agreement and as otherwise consistent with its regulatory and audit obligations, which data shall remain subject to the confidentiality rights and obligations hereunder.

(e)	Customer Access.

(i)	J.P. Morgan will make available to the Customer any Customer Data that is held in paper form within a reasonable time after request therefor. In addition, J.P. Morgan will store and make available to the Customer any Customer Data that it maintains in electronic form on the J.P. Morgan Technology in a manner that enables it to be: (A) properly identified as information relating to the provision of the Combined Services to the Customer; and (B) easily, promptly and independently extracted, copied or transferred from any storage media on which it is kept.

(ii)	Except as specifically set forth in this Agreement or as otherwise required under Applicable Law, J.P. Morgan will have no implied right to access any data files, directories of files, or other Customer Confidential Information, except to the extent necessary to perform the Combined Services and will access and/or use such files and Customer Confidential Information only as and to the extent necessary to perform the Combined Services.

10.2	Data Safeguards and Security.

Within a reasonable time after the Service Commencement Date, J.P. Morgan will establish and maintain generally accepted industry “best practices” systems security measures designed to guard against the destruction, loss, or alteration of Customer Data provided to J.P. Morgan that are no less rigorous than those maintained by J.P. Morgan for its own information of a similar nature, and that are consistent with Applicable Law and J.P. Morgan’s Standard of Care. J.P. Morgan will promptly correct any errors or inaccuracies in Customer Data caused by J.P. Morgan’s failure to meet the Standard of Care or in the reports delivered to the Customer under this Agreement.

(a)

Data Security Plan. Within a reasonable time after the Service Commencement Date, J.P. Morgan will implement, maintain and update (on an annual basis) a data security plan with respect to Customer Data provided to it that is consistent with the standards set forth in the Security Principles (which will include both physical and electronic measures) or, following the Service Commencement Date, such other generally accepted industry standards as are reasonably likely to be as protective of Customer Data as the Security Principles, which standards shall be applicable to the parts within J.P. Morgan that have access to Customer Data. Any changes to the safeguards in the Security Principles will require prior review and approval from the Customer.

(b)	Data Remediation. J.P. Morgan will remedy at its own cost any destruction, loss or alteration of any Customer Data maintained on the systems of J.P. Morgan or a Subcontractor where such destruction, loss or alteration is caused by an act or omission of J.P. Morgan, any J.P. Morgan personnel, or a Subcontractor that is in violation of J.P. Morgan’s Standard of Care, to the extent technologically feasible and commercially reasonable, and only upon the Customer’s reasonable request. J.P. Morgan will promptly notify the Customer of any material destruction, loss or alteration of Customer Data.

(c)	Right to Review. The Customer reserves the right to review J.P. Morgan’s policies and procedures used to maintain the security and confidentiality of personal information, subject to the limitations set forth in Section 6.11. The provisions of this Section, are in addition to, and will not be construed to limit any other of the parties’ respective confidentiality obligations under this Agreement.

11.	MISCELLANEOUS

11.1	Notices

Notices (other than Instructions) pursuant to Sections 5.3 and 8 of this Agreement shall be sent or served by registered mail, nationally recognized delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless at least two (2) days’ prior notice of a new address is given to the other party in writing.

11.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed

11.3	Entire Agreement

This Agreement, including any Schedules, Exhibits, Appendices and Annexes, sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties except where this Agreement provides for amendments by notice from J.P. Morgan.

11.4	Insurance

J.P. Morgan will, throughout the term of this Agreement maintain in full force and effect such insurance as it determines to be necessary or advisable to support its business. J.P. Morgan represents that it currently maintains in full force and effect from an insurer that is rated at least A- VIII or better in Best’s Insurance Guide, or is otherwise acceptable to the Customer under this Agreement, at a minimum the types and amounts of insurance coverage identified below for its operations worldwide. For the avoidance of doubt, any policy amounts will not in any event be construed as limitations on J.P. Morgan’s liability under this Agreement and that where indicated below it will use Commercially Reasonable Efforts to add and maintain the Customer as an additional insured. The minimum required insurance amounts are as follows:

(a)	Worker’s compensation insurance in an amount sufficient to meet all applicable statutory requirements or applicable laws. Insurance shall cover J.P. Morgan’s employees for injuries arising out of their employment for Combined Services provided under this Agreement and the Global Custody Agreement. Insurance shall provide that the insurer and J.P. Morgan waive all right of recovery by way of subrogation against the Customer via blanket endorsement.

(b)	Employer’s liability insurance in an amount not less than $1,000,000 for each accident / employee or an amount sufficient to satisfy the applicable laws. Insurance shall cover all sums J.P. Morgan shall become legally obligated to pay because of bodily injury by accident or disease sustained by any employee of J.P. Morgan arising out of their employment for Combined Services provided under this Agreement and the Global Custody Agreement. Insurance shall provide that the insurer and J.P. Morgan waive all right of recovery by way of subrogation against the Customer via blanket endorsement.

(c)	Commercial general liability insurance with a limit of not less than: $1,000,000 each occurrence for bodily injury and property damage combined; $1,000,000 each occurrence for personal and advertising injury; $2,000,000 each occurrence for products and completed operations; $2,000,000 each occurrence general aggregate. Insurance shall be on an “occurrence” basis and cover all sums J.P. Morgan shall be legally obligated to pay because of claims for bodily injury and property damage arising out of premises, operations, products and completed operations; and advertising and personal injury. This insurance shall provide: (i) a severability of interest clause; (ii) contractual liability, with defense provided in addition to policy limits, covering J.P. Morgan’s liability (including certain indemnification obligations contained herein) under this Agreement; (iii) that J.P. Morgan’s insurer and J.P. Morgan waive all rights of recovery by way of subrogation against the Customer via blanket endorsement; and (iv) that the Customer shall be included as an additional insured as their interests may appear with respect to liability arising out of J.P. Morgan’s operations under this agreement via blanket endorsement.

(d)	Automobile liability coverage of not less than $1,000,000 limit for bodily injury and property damage per accident. Insurance shall cover all sums the J.P. Morgan shall be legally obligated to pay because of claims for bodily injury or property damage arising out of the use of any automobile in the rendering of Combined Services to be provided under this Agreement and the Global Custody Agreement.

(e)	Umbrella liability coverage of not less than U.S. $10,000,000 each occurrence and in the aggregate. Insurance shall be provided over Employers’ Liability, Commercial General Liability and Automobile Liability policies and must follow form with these underlying policies’ terms, conditions and endorsements. This insurance shall include the Customer as an additional insured as their interests may appear with respect to liability arising out of J.P. Morgan’s operations under this agreement via blanket endorsement.

(f)	Bankers Professional liability including errors and omissions insurance in an amount not less than U.S. $75,000,000 per claim and in the aggregate. Insurance shall cover all sums J.P. Morgan shall be legally obligated to pay because of claims for actual or alleged acts, errors or omissions committed by J.P. Morgan or any person or entity for whom or which J.P. Morgan is legally responsible arising from the Professional Services to be provided under this Agreement. If coverage is written on a “claims-made” basis, the retroactive date must be on or before the commencement of the Combined Services. Coverage for wrongful acts during the performance of Professional Services shall be maintained in full force and effect for a period of three (3) years following the termination of the Combined Services. “Professional Services” shall mean those services provided, pursuant to a contract, by or on behalf of the Insured for or on behalf of any natural person, or organization which has been, now is, or shall become, a client or customer of the Insured and all associated internal processes, procedures or practices in relation to such services, including but not limited to Investment Advisory Activities, Investment Banking Activities and Lending Activity.

(g)	Fidelity Bond or Bankers Blanket Bond / Computer Misuse and Telephonic Misuse Insurance (aka Crime) coverage not less than $75,000,000 per loss and in the aggregate. Insurance shall cover loss resulting from dishonest or fraudulent acts committed by J.P. Morgan’s employees; forgery and alteration; computer misuse and telephonic misuse.

(h)	Privacy, Media and Network Security Insurance policy in the combined overall limit of $500,000,000 in the annual aggregate covering: a) Network Security & Privacy Liability, b) Event Management, c) Network Business Interruption, d) Crisis Fund, e) Regulatory Defense, Fines, Penalties and Consumer Redress, and f) Payment Card Industry (PCI) Fines.

All required insurance which includes the Customer will be primary and all insurance or self-insurance maintained by the Customer is strictly excess and secondary and will not contribute with the Customer’s insurance or self-insurance. J.P. Morgan agrees to be liable for all costs within the deductible or self-insured retentions. No warranty is made by the Customer that the coverage or limits set forth herein are adequate to cover and protect the interests of J.P. Morgan for J.P. Morgan’s operations. Prior to the execution of this Agreement and upon request thereafter, J.P. Morgan shall furnish to the Customer J.P. Morgan’s failure to deliver in form and substance evidence of such insurance shall not be construed as a waiver of that party’s obligation to provide the required insurance coverage. Receipt by the Customer of a non-conforming certificate of insurance does not constitute acceptance. J.P. Morgan shall not take or omit to take any reasonable action or (insofar as it is reasonably within its power) permit anything to occur in relation to the insurance policies indicated above as would entitle the relevant insurer to refuse to pay any claim under the policies. The continuation of the above insurance coverage through the term of this Agreement shall be subject to current market conditions and J.P. Morgan’s ongoing assessment of its insurance needs. Accordingly, J.P. Morgan reserves the right to cancel, non-renew or modify all or any part of the policy at any time.

Each party will ensure that the insurance required of it permits payment in each of the jurisdictions in which its insured is permitted to do business.

11.5	U.S. Regulatory Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including, without limitation, the Customer’s name, address and organizational documents (“identifying information”). The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such identifying information required as a condition of using any Service provided by J.P. Morgan under this Agreement.

11.6	Governing Law and Jurisdiction

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

11.7	Severability; Waiver; and Survival

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

11.8	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

11.9	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

Each of the Funds listed on Annex B		JPMORGAN CHASE BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: